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                                                                    EXHIBIT 99.2


[LOGO]            CROWN CRAFTS, INC.
                1600 RiverEdge Parkway
                       Suite 200
                   Atlanta, GA 30328

                                                          N E W S  R E L E A S E


                                                              August 11, 1995

FOR IMMEDIATE RELEASE

                     CROWN CRAFTS, INC. DECLARES DIVIDEND
                 DISTRIBUTION OF COMMON SHARE PURCHASE RIGHTS

            Atlanta, Georgia. August 11, 1995 -- The Board of Directors of Crown Crafts, Inc. has declared a dividend distribution of one Common Share Purchase Right on each outstanding share of its common stock.

            Mr. Michael Bernstein, Chief Executive Officer of Crown Crafts, Inc., stated: "The Rights are designed to assure that all of Crown Crafts' shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Crown Crafts without paying all shareholders the full value of their investment."

            "The Company is not aware of any current effort by anybody to accumulate the Company's securities or to gain control of the Company," Mr. Bernstein continued. "The Rights Plan we have adopted is similar to plans that have previously been adopted by over 2,500 other U.S. public companies. The Rights will not prevent a takeover. However, they should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

            The Rights will be exercisable only if a person or group acquires 15% or more of Crown Crafts' common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one share of common stock at an exercise price of $86.50, subject to certain adjustments.

            If Crown Crafts is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a
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person or group acquires 15% or more of Crown Crafts' outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Crown Crafts' common shares having a market value of twice such price.

            Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock per Right.

            Until 10 days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

            The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%, to extend certain deadlines, and to make other changes in the plan.

            The dividend distribution will be made on August 22, 1995, payable to shareholders of record on that date. The Rights will expire on August 22, 2005. The Rights distribution is not taxable to shareholders.

            Crown Crafts, Inc., headquartered in Atlanta, Georgia, designs, manufactures and markets bed covering products and related home fashion accessories. The Company's two principal product categories are comforters and coordinated accessories and jacquard-woven cotton products.

Contact: Roger D. Chittum
Vice President, Law and Administration
Telephone: (404) 644-6400